EXHIBIT 99.1

TREND MINING ACQUIRES ANDACOLLO GOLD MINE, CHILE

DENVER, Sept. 21, 2005 (PRIMEZONE) -- Trend Mining Company (OTC BB:TRDM.OB -
News) is pleased to announce the final payment of $2.1 million and acquisition of Compania Minera Dayton ("CMD") and its wholly-owned Andacollo open-pit gold mine in Chile from Pacific Rim Mining Corp. Up front cash payments have totaled $3 million since Trend's initial payment was made in June of this year. Total consideration for the mine is $5.4 million, and further payments of $1 million and $1.4 million will be made from operating cash flow in September of 2006 and 2007, respectively.

Trend acquired the mine by purchasing the shares of DMC Cayman, Inc., the parent corporation of CMD. In a simultaneous transaction, Trend transferred 70% of the shares of DMC Cayman to a group of accredited investors (the "Investors"). Accordingly Trend (now 30%) and Investors (70%) are the new owners of Andacollo, located 48 kilometers (30 miles) southeast of La Serena in Chile. The mine has been on standby care and maintenance for five years but will now be readied for renewed gold production possibly as early as February 2006. The mine is expected to produce in excess of 250,000 ounces of gold over the next seven years, based on present proven and probable reserves and production plans. Fully 75% (175,000 oz) of the gold is expected to be produced in the first two years of full production.

Thomas Loucks, President and CEO of Trend Mining, commented, "Closing this transaction will enable Trend to become earnings-positive and to fund near term operations and exploration endeavors from operating cash flow. CMD brings a talented, Chilean management team that will handle day-to-day mining operations, while Trend's U.S.-based management will continue to search for larger, high-upside corporate opportunities. Andacollo's operating cash flows will strengthen the Company and ease our dependence on equity markets as a source of operating capital going forward."

Capital to restart the mine will total an estimated $4.4 million and will be invested over the coming five months. The partners will jointly seek debt financing but will each provide any equity financing in the proportions of ownership. Approximately $2.4 million of such capital will be needed to prepare a new pad for heap leaching, to mobilize a Chilean mining contractor, and to complete the refurbishment of mothballed equipment. The balance will serve to provide working capital until the mine attains steady-state cash flow later in 2006. Trend also expects to launch an exploration program at the property in the near future to identify or prove up new or known gold resources aimed at prolonging the life of the mine. Additionally, Trend believes there may be potential for copper mineralization within the existing land package.

Trend Mining Company is a U.S. based minerals company that has 30% ownership of the Andacollo gold mine in Chile, 100% ownership of the Cree Lake/Diabase Peninsula uranium project in the Athabasca Basin (subject to Nuinsco Resources earning 50%), and interests in three North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:

      Trend Mining Company
      Thomas Loucks, President and CEO
      Phone: (303) 798-7363